Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-142443

October 25, 2007

CROSS MATCH TECHNOLOGIES, INC.

Free Writing Prospectus

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Cross Match Technologies, Inc. (the “Company”) intends to use the attached presentation in connection with the Company’s road show relating to its initial public offering of securities described in the above-referenced Registration Statement on Form S-1.

Forward-Looking Statements

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus. Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, WR Hambrecht + Co will arrange to send you the prospectus if you request it by calling toll-free 1-800-OPEN-IPO (800-673-6476).

Cross Match Technologies / Company Confidential and Proprietary 1 IPO Roadshow Presentation October 2007

Cross Match Technologies / Company Confidential and Proprietary

Forward Looking Statements
Statement Under the Private Securities
Litigation Reform Act of 1995
Statements in this presentation concerning Cross Match Technology's future prospects are “forward-looking statements” under the Federal securities laws. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts, estimates, and summary information contained in this presentation.
Important factors that could cause actual results to differ materially are included but are not limited to those listed in Cross Match Technology’s registration statement filed with the Securities and Exchange
Commission. Other and changed factors may also be discussed in future 8-K, 10-K and 10-Q filings. All filings will be available for viewing on the investor relations section of our web site at
www.CrossMatch.com.

Cross Match Technologies / Company Confidential and Proprietary

Offering Summary
Issuer: Cross Match Technologies, Inc.
Symbol / Exchange: ‘CROS’ / NASDAQ
Filing range: $13.00–$17.00
Shares Offered: 8,333,334 primary shares
1,086,956 secondary shares
Overallotment: 15% (100% secondary)
Use of proceeds: General corporate purposes including
acquisitions
Expected pricing date: November 2007
Bookrunner: WR Hambrecht + Co
Co-Managers: Stanford Group Company and E*TRADE

Cross Match Technologies / Company Confidential and Proprietary

Presenting Management
James W. Ziglar
President and Chief Executive Officer
Mark A. Slaven
EVP, Chief Financial Officer
William A. Smith II
SVP, General Counsel and Secretary; Director of Corporate Development

Cross Match Technologies / Company Confidential and Proprietary 5 James W. Ziglar President and Chief Executive Officer

Cross Match Technologies / Company Confidential and Proprietary 6 Securing Borders

Cross Match Technologies / Company Confidential and Proprietary

Why Invest in the Biometrics Market Now?
•
Technology advancements
•
Definition and adoption of standards
•
Government requirements identified
•
Program funding budgeted
•
Deployments recently started

Cross Match Technologies / Company Confidential and Proprietary

Biometrics Industry By Applications
2011 Market Total = $6.6B
CAGR: 21%
Device / System
Access
Surveillance*
Criminal ID*
Civil ID*
Consumer ID
Access Control /
Attendance
* Cross Match Application Markets
Source: International Biometric Group (2007).
2007 Total Market Size Estimated at $3.0B
Cross Match Market Estimated at $0.9B

Cross Match Technologies / Company Confidential and Proprietary 9 Why Invest in Cross Match? • Global platform • Technology leadership • Growth strategy

Cross Match Technologies / Company Confidential and Proprietary

Cross Match Highlights
•
Cross Match founded 1996
– Acquired Smiths Heimann
Biometrics in 2005 (founded
1992)
– Acquired C-Vis in 2006
•
Locations:
– Corporate Headquarters: Palm
Beach Gardens, FL
– Int’l Operations:  Jena and
Bochum, Germany
– Public Affairs/Federal Sales
Office: Arlington, VA
•
Manufacturing facilities:
– PBG and Jena
– ISO 9001 certified (Jena)
•
Patents
– > 80 patent registrations
– > 80 patents pending
•
Employees:
– Total: ~ 330
– R&D: ~ 110
•
Revenues:
– 2006: $77m
–
1st
Half 2007: $47m

Cross Match Technologies / Company Confidential and Proprietary

•
More than 5,000 customers in 80 countries
•
Over 100,000 products deployed worldwide
•
Direct and Channel sales market model
•
Manufacturing and R&D in U.S. and Germany
•
2006 revenue by geography: US (62%); Rest of
World (38%)
Global Platform
Note: Countries where Cross Match products are deployed shown in blue.

Cross Match Technologies / Company Confidential and Proprietary 12 Iris Tenprint Palm/ Full-Hand Single/Dual Finger Document Readers Technology Leadership - Hardware

Capture Fingerprints
Cancel
Scanner
Capture
Save
Panic
About

FACESNAP

Place Left Hand on Platen

Capture Iris Images
Right Eye
Left Eye
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Next
Capture
Save
Panic

Capture Face Photos
Left Photo
Frontal Photo
Right Photo
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About

CROSSMATCH TECHNOLOGIES

Cross Match Technologies / Company Confidential and Proprietary 13 Capture / Enroll / Match Verify / Identify Facial Iris Technology Leadership - Software

Cross Match Technologies / Company Confidential and Proprietary 14 Cross Match Puts It All Together Enrollment Applications Credentialing Vetting The Value Chain

Cross Match Technologies / Company Confidential and Proprietary 15 The Value Chain: Enrollment Applications Vetting Credentialing

Cross Match Technologies / Company Confidential and Proprietary 16 The Value Chain: Vetting Applications Credentialing Enrollment

United States Government
JAN2009
Uniformed Services
Army
2009JAN18
Doe,
John, G.
Pay Grade
E05
Rank
SGT
SAMPLE

CROSSMATCH TECHNOLOGIES

Cross Match Technologies / Company Confidential and Proprietary 17 The Value Chain: Credentialing Applications Vetting Enrollment

Cross Match Technologies / Company Confidential and Proprietary 18 The Value Chain: Applications Credentialing Vetting Enrollment

Cross Match Technologies / Company Confidential and Proprietary 19 L SCAN Guardian Case Study

Cross Match Technologies / Company Confidential and Proprietary

Growth Strategy
•
Grow leading market position in Livescan
•
Focus on high growth technologies and solutions
•
Invest in forward thinking R&D and acquisitions
•
Capitalize on commercial market opportunities

Cross Match Technologies / Company Confidential and Proprietary

Other
Multiple-Biometric
AFIS/Live-Scan
Fingerprint
Iris Recognition
Face Recognition
IDMS & Middleware
Civil & Criminal ID Total Markets
*  Source: IBG
2007 Market Estimated at $1.8B
2011 CAGR: 22%
High Growth Technologies

Cross Match Technologies / Company Confidential and Proprietary

Cross Match Addressable Market
*  Sources: IBG, Frost & Sullivan, Cross Match
2007 Market Estimated at $0.9B
2011 Target Segments CAGR: 28%
Target Segments
Fingerprint
Multiple-Biometric
AFIS/Live-Scan
Face Recognition
Iris Recognition
IDMS & Middleware

UNITED STATES POSTAL SERVICE

CROSSMATCH TECHNOLOGIES

Cross Match Technologies / Company Confidential and Proprietary 23 Cross Match Customer Base U.S. Government Law Enforcement International

Transportation Security Administration
U.S. Department of Transportation

THE PORT AUTHORITY OF NY & NJ

TVA

Dominion

BANK ONE

UNION BANK OF CALIFORNIA

Fidelity INVESTMENTS

CREDIT SUISSE

The College of WILLIAM & MARY

Alabama State Department of Education 1854

dcf Florida Department of Children & Families

BROWARD COUNTY PUBLIC SCHOOLS

CROSSMATCH TECHNOLOGIES

Cross Match Technologies / Company Confidential and Proprietary 24 Cross Match Customer Base Banking and Finance Education and Government Benefits Critical Infrastructure / Transportation

SPEED IDENTITY®

Mitsui USA

SAIC

steria

LOCKHEED MARTIN

MOTOROLA

CounterTrade Products, Inc.

SIEMENS

SAGEM

COGENT SYSTEMS

IDNetworks
IDENTIFICATION TECHNOLOGIES

NBC

NEC

NORTHROP GRUMMAN

COMNETIX
An L-1 Identity Solutions Co.

DataWorks Plus

SI INTERNATIONAL

TELOS®

GENERAL DYNAMICS
Strength On Your Side®

CROSSMATCH® TECHNOLOGIES

Cross Match Technologies / Company Confidential and Proprietary 25 Key Strategic Partners Biometrics4ALL

Cross Match Technologies / Company Confidential and Proprietary

Long-Term Revenue Drivers
Homeland Security
Border security
Transportation security
Critical infrastructure
Law Enforcement
Flat ID and 1000 dpi scanners
Mobile applications
Verification solutions
First Responders
Military/Defense
Mobile applications
Surveillance

Cross Match Technologies / Company Confidential and Proprietary

Long-Term Revenue Drivers
Civil Applicant Market
Background checks; PIV
US Courts; State and local agencies
Commercial opportunities in regulated
industries
International Opportunities
Travel document security
Voter ID/ Registration
National ID Cards
Government benefits provision

Cross Match Technologies / Company Confidential and Proprietary 28 Financial Overview

Cross Match Technologies / Company Confidential and Proprietary

•
Robust top-line growth
•
Consistently high gross margins
•
Significant operating leverage
•
Solid 1H 2007 performance
•
Low capital requirements
Financial Highlights
•
Scalable operations to meet additional demand
51% CAGR from 2003 to 2006
52% to 47% from 2003 to 2006
Adjusted OPEX as a % of revenue
from 79% in 2003 to 43% in 1H2007
•
Revenue increased 29% y-o-y
•
Gross margin at 54%
•
Adjusted EBITDA of $5.0 million
•
Cash increased to $21 million
Capex 3% of revenue
Note: See slides 33, 34 and 40 for detailed disclosure on adjusted operating expenses and adjusted EBITDA.

Cross Match Technologies / Company Confidential and Proprietary

Financial Controls and Operational Initiatives
Oracle ERP system installed
Rebuilt finance and accounting staff
SOX 404 documentation underway
Financial
Controls
2006
Operational
Initiatives
Completed integration of SHB
Supply chain velocity and flexibility
Improved operating leverage
Planning and forecasting tools and
processes

Cross Match Technologies / Company Confidential and Proprietary

$22
$22
$25
$6
$7
$14
$19
$17
$19
$19
Robust Top Line Growth
($ in millions)
$77
$46
$32
$22
2003 2004 2005 2006
Annual Revenue Growth
•
Strong organic growth
•
Consistently strong
quarterly performance
Quarterly Revenue
($ in millions)
% YoY
Growth
by Qtr
181% 27% 176% 57% (2%)
Q1 Q2 Q3 Q4
CAGR: 51%
(1) Unaudited.
2005 (1) 2006 (1) 2007 (1)
32%

Cross Match Technologies / Company Confidential and Proprietary

$13
$12
$8
$10
$10
$8
$9
$7
$3
$3
51.8%
45.9%
47.2%
45.6% 46.0%
51.5%
47.8%
43.0%
54.5% 53.0%
Consistently High Gross Margins
($ in millions)
$12
$16
$22
$36
52.0% 50.3%
47.0% 47.1%
2003 2004 2005 2006
Annual Gross Profit / Margins %
Quarterly Gross Profit / Margins %
($ in millions)
Q1 Q2 Q3 Q4
(1) Unaudited.
2005 (1) 2006 (1) 2007 (1)
•
Innovation and time to
market
•
Cutting edge
technologies

Cross Match Technologies / Company Confidential and Proprietary

Significant Operating Leverage
$37
$20
$23
$19
$18
2003 2004 2005 2006 2007 H1
($ in millions)
(1) 2003: Represents $18.8m less depreciation and amortization of $1.0m and expenses of $0.2m with ATI, a wholly-owned subsidiary spun off from Cross Match in June 2006;
2004: Represents $20.6m less depreciation and amortization of $0.6m, and expenses of $0.9m associated with ATI.
(2) Represents $26.0m less depreciation and amortization of $2.0m, and expenses of $1.3m associated with ATI.
(3) Represents $45.5m less depreciation and amortization of $4.6m, expenses of $1.2m associated with ATI, and non-recurring expenses of $2.7m.
(4) Represents $24.0m less depreciation and amortization of $2.6m and non-recurring expenses of $1.0m.
Adjusted Operating Expenses / % of Revenue
48.2%
43.5%
79.0%
59.7%
49.3%
(1)
(4) (3)
(2)
(1)

Cross Match Technologies / Company Confidential and Proprietary

Resulting in Improving Adjusted EBITDA
($ in millions)
2003 2004 2005 2006 1H 2007
Profitability is quickly improving as Cross Match grows to scale its operations and infrastructure
Note: 2003, 2004, 2005 and 2006 exclude R&D charges associated with ATI, a wholly-owned subsidiary spun off from Cross Match in
June 2006; and, in 2006 and 1H 2007, non-recurring expenses.
$5.0
$0.2
($0.4)
($2.6)
($9.2)

Cross Match Technologies / Company Confidential and Proprietary

Cross Match Outperformed on All Metrics in
1H 2007 versus
1H 2006
$10.7
1H 2006 1H 2007
$36.2
$46.9
Revenue
Gross Profit
EBITDA*
$7.5
1H 2006 1H 2007
$17.7
$25.2
$4.4
1H 2006 1H 2007
$0.6
$5.0
29%
Growth
Rate
Gross
Margin %
improved
by 480 bps
Delivered
11% EBITDA*
for the 1st
half
2007
($ in millions)
* Adjusted EBITDA

Cross Match Technologies / Company Confidential and Proprietary

Strong Balance Sheet
($ in millions)
Assets Liabilities and Stockholders' Equity
Cash $20.6 Current portion of debt $1.7
Other current assets 37.9 Other current liabilities 21.8
Total current assets
$58.5
Total current liabilities
$23.5
Total long-term assets
$97.4 Long-term debt $2.8
Other long-term liabilities 6.5
Total long-term liabilities
$9.3
Redeemable preferred $7.5
Equity 115.6
Total assets $155.9 Total liabilities and stockholders' equity $155.9
June 30, 2007 (Unaudited)

Cross Match Technologies / Company Confidential and Proprietary

Growth Strategy Broadens Product Mix
2007 Revenue Mix 2011 Targeted Revenue Mix
LIVESCAN
OTHER*
LIVESCAN
OTHER*
* Other: Facial, Iris, IDMS & Middleware, Document Readers, Mobile, Multiple Biometrics,
Single Finger, Services

Cross Match Technologies / Company Confidential and Proprietary

Investment Summary
•
Overall market: 21% four year growth
•
Target markets: 28% four year growth
•
Global platform
•
Technology leadership
•
Aggressive growth strategy

Cross Match Technologies / Company Confidential and Proprietary 39

Cross Match Technologies / Company Confidential and Proprietary

EBITDA and Adjusted EBITDA are not measures of performance under United States generally accepted accounting principles. EBITDA is defined as net loss before other interest (income) expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate the following non-recurring expenses, none of which management views as relevant to the assessment of our core operating performance: (a) research and development expenses attributable to Authorizer Technologies, Inc., or ATI, a wholly-owned subsidiary we spun-off to our stockholders in June 2006, (b)
expenses we incurred in connection with the spin-off of ATI, and (c) expenses we incurred in connection with the design and implementation of our accounting, administration and compliance infrastructure associated with our preparations for becoming a public company. We believe that the presentation of EBITDA and Adjusted EBITDA included in this presentation provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance of our business over the periods presented. We believe that these measures are useful because they exclude items described above that are not directly related to the operating performance of our business. These measures also provide an assessment of controllable ongoing operating expenses and are used by management to assess and make decisions regarding our financial performance. Furthermore, they also are used by management to determine whether capital assets are being allocated efficiently. In addition, we believe EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA as presented in this presentation may differ from and may not be comparable to similarly titled measures by other companies.
Although we use EBITDA and Adjusted EBITDA as financial measures to assess the performance of our business, their use is limited because they do not include certain material expenses, such as depreciation, amortization and interest. We disclose the reconciliation between EBITDA (and Adjusted EBITDA) and net loss below to compensate for this limitation. While we use net loss as a significant measure of financial performance, we also believe that EBITDA and Adjusted EBITDA, when presented along with net loss, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance. However, EBITDA and Adjusted EBITDA have important limitations as an analytical tool. For example, EBITDA and Adjusted EBITDA do not reflect:
• our cash expenditures or requirements for capital expenditures or capital commitments;
• changes in, or cash requirements for, our working capital needs;
• our interest expense or cash requirements necessary to service interest or principal payments on our debts;
• tax payments that represent a reduction in cash available to us; and
• any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.
EBITDA and Adjusted EBITDA included in this presentation should be considered in addition to, and not as a substitute for, net loss as calculated in accordance with United States generally accepted accounting principles as a measure of performance.
The following is a reconciliation of net loss to EBITDA and Adjusted EBITDA:
Explanatory Information
2003 2004 2005 2006 H1'07
Net loss $ (12.0)      $ (4.6)        $ (4.9)        (11.3)      $ (0.3)
Interest (income) expense 1.3          -         (0.1)        (0.5)        (0.2)
Provision for income taxes -         -         0.8          2.5          1.6
Depreciation 1.3          1.1          1.5          2.4          1.5
Amortization -         -         1.0          2.5          1.4
EBITDA (9.4)        (3.5)        (1.7)        (4.4)        4.0
ATI research and development expenses 0.2          0.9          1.3          1.2          -
ATI spin-off expenses -         -         -         0.7          -
Non-recurring charges related to accounting,
administration and compliance infrastructure -         -         -         2.7          1.0
Adjusted EBITDA $ (9.2)        $ (2.6)        $ (0.4)        $ 0.2          $ 5.0